Exhibit 99.1

ION announces preliminary third quarter 2021 revenues of $44 - 45 million, an increase of ~125% sequentially, driven by 3D strategy

HOUSTON – October 18, 2021 – ION Geophysical Corporation (NYSE: IO) today announced that the Company expects third quarter 2021 revenues to be in the range of $44 - 45 million, an increase of approximately 125% sequentially and 175% from the third quarter 2020. In addition, the Company expects to report a significant sequential improvement in third quarter 2021 Adjusted EBITDA (a non-GAAP measure defined later in this release) in the range of $21 - $22 million. At quarter end, the Company’s total liquidity improved to approximately $35 million, comprised of $24 million of cash (including net revolver borrowings of $19 million) and $11 million of remaining available borrowing capacity under the revolving credit facility. Bolstered by the third, fully underwritten phase of the Company’s Mid North Sea High 3D multi-client program that launched in September, E&P Technology & Services’ backlog is estimated to be $12 million.

“Third quarter revenues increased significantly, consistent with our expectations of momentum building as the year progresses,” said Chris Usher, ION’s President and CEO. “While both segments of our business demonstrated stronger sales, the increase is primarily attributable to execution of our 3D strategy. Despite the challenging backdrop, we have been able to increase our multi-client market share by approximately 50% through a purposeful focus on new 3D assets. More than half of the revenue generated this quarter stemmed from 3D data sales, both from the two new acquisition campaigns in the North Sea as well as our immense, artfully remastered reimaging program offshore Brazil. We are accelerating efforts to secure large-scale multi-million-dollar maritime digitalization projects for port management, maritime monitoring, and energy logistics while deferring longer-wavelength defense and port security ambitions. Our team has also made good progress towards the $15-20 million annual cost savings target we announced in August, building on the over $40 million eliminated in 2020.”

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, represents net income (loss) before net interest expense, income taxes, depreciation and amortization and other non-recurring charges, such as severance expenses. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications

Rachel White, +1 281.781.1168

rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission, including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.